Exhibit E

Legal Proceedings
On February 10, 2009, a class action lawsuit was filed in the United States District Court, Northern District of Texas, on behalf of all persons who purchased shares of the Fund between September 1, 2008 and December 19, 2008, against the Advisor, Swank Capital, LLC, Jerry V. Swank, Mark W. Fordyce, Brian R. Bruce, Ronald P. Trout and Edward N. McMillan, alleging violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Section 36(b) of the Investment Company Act of 1940 and seeking an unspecified amount in compensatory damages, actual damages, and fees and expenses incurred in the lawsuit. The plaintiffs’ claims relate to the treatment and valuation of a deferred tax asset carried by the Fund under FASB Accounting Standards Codification No. 740, Income Taxes (formerly FASB Statement of Financial Accounting Standards No. 109).  Defendants filed a motion to dismiss the complaint and the court granted the motion to dismiss as to the alleged violations of Section 20(a) of the Securities Exchange Act of 1934 and Section 36(b) of the Investment Company Act of 1940.  The court has not set the case for trial. Although management believes that the allegations are without merit and that the defendants will prevail, the ultimate outcome of this lawsuit cannot be determined at this time.